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                                                           Exhibit 99.B(d)(3)(B)

                                PRIVATE PLACEMENT

                ADMINISTRATIVE AND SHAREHOLDER SERVICE AGREEMENT

This Agreement is made as of the 27th day of September, 2000, by and between DIRECTED SERVICES, INC. ("Adviser") and SECURITY LIFE OF DENVER INSURANCE COMPANY, ("Insurer") collectively "the Parties."

WHEREAS, Adviser serves as the investment adviser of THE GCG TRUST ("Trust") which currently consists of 25 separate series (each a "Portfolio"); and

WHEREAS, Insurer has entered into an agreement, dated September 20, 2000, with the Trust (a "Participation Agreement") pursuant to which the Trust will make shares of each Portfolio listed from time to time on Schedule A of the Agreement available to Insurer at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to Trust benefits under variable life insurance policies ("Policies") to be issued by Insurer; and

WHEREAS, the Participation Agreement provides that the Trust will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Trust's prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, and other shareholder communications (collectively, the "Trust Materials"), and that the Trust will provide Insurer with camera ready copies of all Trust materials; and

WHEREAS, the Participation Agreement provides that Insurer shall print in quantity and deliver to existing owners of Policies ("Policy owners") the Trust materials, and that the costs of printing in quantity and delivering to existing Policy owners such Trust materials will be borne by Insurer; and

WHEREAS, Insurer will incur various administrative expenses in connection with the servicing of Policy owners who have allocated policy value to a Portfolio, including, but not limited to, responding to various Policy owner inquiries regarding a Portfolio; and

WHEREAS, the Parties wish to allocate expenses in a manner that is fair and equitable, consistent with the best interests of Policy owners, and that does not entail the expense and inconvenience of separately identifying and accounting for each item of Trust expenses;

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

I.      SERVICES PROVIDED:

        Insurer agrees to provide services including, but not limited to:

        a) providing necessary personnel and facilities to establish and maintain Contract owner accounts and records;

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        b)  recording and crediting debits and credits to the accounts of
            Contract owners;

        c)  paying the proceeds of redemptions to Contract owners;

        d) delivering and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust, such as printing and mailing);

        e) facilitating the tabulation of Contract owners' votes in the event of a meeting of Trust shareholders (as specified in the Participation Agreement);

        f) providing and administering Contract features for the benefit of Contract owners participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

        g) responding to inquiries from Contract owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Insurer as they relate to the Trust or its Portfolios;

        h) providing information to Adviser, the Trust, or the Trust's transfer agent and to Contract owners with respect to shares attributable to Contract owner accounts;

        i) facilitating the printing and mailing of shareholder communications from the Trust as may be required pursuant to the Participation Agreement;

        j) responding to inquiries from Contract owners concerning the Trust and its operations;

        k) providing such similar services as Adviser or Trust may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

II.     EXPENSE ALLOCATIONS:

        Subject to Section III, Insurer or its affiliates shall initially bear the costs of:

        a) printing and distributing all Trust materials to be distributed to prospective Contract owners. Costs of distribution and tabulation of Trust proxy materials shall be paid by the Trust, except postage which will be paid by the Insurer.

        b) printing and distributing all sales literature or promotional material developed by Insurer or its affiliates and relating to the Contracts;

        c) servicing Contract owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed above.

III.    PAYMENT OF EXPENSES:

        a) The Adviser and/or the Trust shall pay to Insurer a quarterly fee equal to a percentage of the average daily net assets of each Portfolio attributable to Contracts, issued by Insurer at the following annual rates:

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
               ANNUAL RATE      TOTAL AVERAGE MONTHLY NET ASSETS FOR ALL PORTFOLIOS
               -----------      ---------------------------------------------------
                  0.25%         All Assets placed by Security Life Under the Policies

        b) For purposes of calculating the amount of the expense reimbursement, described in (a) above, the "average daily net assets" of all Portfolios for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Portfolios determined in accordance with procedures established from time to time by or under the direction of the Trusts' Board of Trustees for each business day of such quarter, by (ii) the number of such business days; and

        c) The Adviser or Trust will calculate the payment contemplated by this Section at the end of each calendar quarter and will make such payment to Insurer within thirty (30) days thereafter. Each payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by the Adviser or Trust and such other supporting data as may be reasonably requested by Insurer.

        d) From time to time, the Parties hereto shall review the quarterly fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Insurer in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the quarterly fee proposed by a Party in good faith.

        e) This Agreement shall not modify any of the provisions of the Participation Agreement, but shall supplement those provisions.

IV.     TERM OF AGREEMENT:

        This Agreement shall continue in effect for so long as Insurer or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company/Trust or its portfolios, and continues to perform services in a similar capacity for the Company and Trust.

V.      INDEMNIFICATION:

        a) Insurer agrees to indemnify and hold harmless the Adviser and its officers and directors, from any and all loss, liability and expense resulting from the negligence or willful wrongful act of Security Life under this Agreement, or by reason of the reckless disregard of its obligations and duties under this Agreement.

        b) Adviser agrees to indemnify and hold harmless Insurer and its officers and directors from any and all loss, liability and expense resulting from the negligence or willful wrongful act of Adviser under this Agreement, or by reason of the reckless disregard of its obligations and duties under this Agreement.

        c) No party will be entitled to indemnification under Sections V(a) or V(b) to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence in the performance of such party's duties under this Agreement.

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VI.     AMENDMENT

        This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

VII.    NOTICES:

        Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                Directed Services, Inc.
                1475 Dunwoody Drive
                West Chester, PA 19380
                Attention: David L. Jacobson
                Fax: (610) 425-3520

                Security Life of Denver Insurance Company
                1290 Broadway
                Denver, Colorado 80203-5699
                Attention: Variable Attorney
                Fax: (303) 860-2134

VIII.   APPLICABLE LAW:

        Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Colorado law, without regard for that state's principles of conflict of laws.

IX.     EXECUTION IN COUNTERPARTS:

        This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

X.      SEVERABILITY:

        If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

XI.     RIGHTS CUMULATIVE:

        The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

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XII.    HEADINGS

        The headings used in this Agreement are for purposes of reference only and shall not limit or define, the meaning of the provisions of this Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

     DIRECTED SERVICES, INC.               SECURITY LIFE OF DENVER INSURANCE
                                           COMPANY


     By:   /s/ Myles R. Tashman            By:  /s/ James L. Livingston, Jr.
         --------------------------------      ---------------------------------

     Name:  Myles R. Tashman               Name:   James L. Livingston, Jr.
            -----------------------------         ------------------------------

     Title:  Executive Vice President      Title:  Executive Vice President
            -----------------------------         ------------------------------

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